Exhibit 5.1

January 2, 2018

Imperva, Inc.

3400 Bridge Parkway

Redwood Shores, CA 94065

Re:	Imperva, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (“Registration Statement”) filed by Imperva, Inc., a Delaware corporation (“Company”), with the Securities and Exchange Commission (“Commission”) on or about January 2, 2018, in connection with the registration under the Securities Act of 1933, as amended, of 250,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) subject to issuance by the Company upon the exercise of stock options or the settlement of restricted stock units granted or to be granted under the Imperva, Inc. 2015 Equity Inducement Plan, as amended to date (the “2015 Plan”). At your request we are providing this letter to express our opinion on certain matters regarding the Company and the Shares as stated in the numbered paragraphs immediately following the paragraph captioned “Opinions” below (the “Opinions”).

In rendering the Opinions, we have examined such matters of fact as we have deemed necessary in order to render the Opinions set forth herein, which included examination of the following: (1) the Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 14, 2011 and certified by the Delaware Secretary of State on November 14, 2011 (the “Restated Certificate”); (2) the Company’s Amended and Restated Bylaws (the “Restated Bylaws”) certified to us by the Company in the Opinion Certificate (as defined below) as being the currently effective Bylaws of the Company; (3) the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference and not separately referred to herein; (4) the prospectus for the 2015 Plan prepared for use pursuant to the Registration Statement (the “Prospectus”); (5) minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”), any applicable committees of the Board, and the Company’s stockholders, as applicable, at which, or pursuant to which, (a) the Restated Certificate and the Restated Bylaws were approved, (b) the 2015 Plan and all amendments thereto were approved, (c) the forms of agreements used by the Company with respect to awards made under the 2015 Plan (the “Plan Agreements”) were approved, (d) the reservation of the Shares for sale and issuance pursuant to, and the sale and issuance of the Shares pursuant to, the 2015 Plan and the Plan Agreements were approved and (e) the filing of the Registration Statement was approved; (6) a statement from the Company’s transfer agent as to the number of issued and outstanding shares of the Company’s Common Stock and Preferred Stock as of December 29, 2017; (7) the 2015 Plan and the Plan Agreements (collectively, the “Plan Documents”); (8) a Certificate of Good Standing issued with respect to the Company by the Delaware Secretary of State, on December 29, 2017 (the “Delaware Good Standing Certificate”); (9) a Certificate of Good Standing issued with respect to the Company by the California Secretary of State, on December 28, 2017; and (10) an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (“Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies thereof, the legal capacity and competency of all persons or entities executing the same, the absence of any undisclosed termination, modification, amendment, waiver or rescission of the Restated Certificate, the Restated Bylaws or to any other document reviewed by us or any other extrinsic agreements or documents that might change the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from such documents and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. Except as described above in this letter, we have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing Delaware General Corporation Law.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Delaware Good Standing Certificate and representations made to us by the Company in the Opinion Certificate. With respect to our opinion expressed in paragraph (2) below, we have assumed that there will be no subsequent amendment to the Restated Certificate (other than to authorize sufficient additional shares of Common Stock from time to time) and that at any time when the Shares described in paragraph (2) are issued and sold, the Company will have a sufficient number of authorized but unissued shares of its Common Stock, to be able to lawfully issue all such Shares of Common Stock and all other shares of Common Stock then reserved for issuance by the Company.

Opinions. Based upon the foregoing, we are of the following opinion:

(1)    The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2)    The 250,000 Shares of Common Stock that may be issued and sold by the Company upon the exercise of stock options or the settlement of restricted stock units granted or to be granted under the 2015 Plan, when issued, sold and delivered in accordance with the Plan Documents to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered on, and speaks only as of, the date first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential changes in facts, circumstances or law that may occur after the date of this letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ David A. Bell
David A. Bell, a Partner